Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
American Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
American Realty Investors, Inc. Reports Fourth Quarter and Full Year 2009 Financial Results
Dallas (April 1, 2010) — American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the year ended December 31, 2009. ARL reported a net loss applicable to common shares of $72.6 million or $6.46 per share, as compared to prior year net income applicable to common shares of $20.1 million or $1.85 per share. Net loss for the three months ended December 31, 2009 was $26.3 million or $2.34 per share, as compared to prior year net loss applicable to common shares of $18.1 million or $1.61 per share for the three months ended December 31, 2008.
Results of the year ended December 31, 2009 to the same period ended December 31, 2008;
     Rental revenues were $183.7 million for the twelve months ended December 31, 2009. The rental revenues for 2009, as compared to the same period in 2008, increased by $6.3 million, which by segment is an increase in apartment revenues of $11.3 million and an increase in commercial properties of $2.2 million, offset by a decrease in our hotels of $4.5 million and a decrease in our land and other segment of $2.7 million.
     Property operating expenses were $107.2 million for the twelve months ended December 31, 2009. The property operating expenses for 2009, as compared to the same period in 2008, decreased by $8.2 million, which by segment is an increase in our apartments of $5.3 million, a decrease in our commercial properties of $3.6 million, a decrease in our land and other segments of $7.7 million, and a decrease in our hotels of $2.2 million.
     Depreciation expenses were $30.6 million for the twelve months ended December 31, 2009. The depreciation expense for 2009, as compared to the same period in 2008, increased by $3.5 million, which by segment is $3.4 million due to our apartments, $1.2 million due to our commercial buildings, and a decrease of $1.1 million due to our land and other holdings.
     Provision for allowance on notes receivable and impairment was $44.6 million for the twelve months ended December 31, 2009. The provision on impairment of notes receivable, investment in real estate partnerships, and real estate assets for 2009, as compared to the same period in 2008, increased by $32.2 million.
     Interest expenses were $87.9 million for the twelve months ended December 31, 2009. The interest expense for 2009, as compared to the same period in 2008, decreased by $3.0 million, which by segment is an increase in our apartment portfolio of $1.7 million, offset by a decrease in our commercial portfolio of $1.6 million, a decrease in our hotel portfolio of $0.2 million, and a decrease in our land and other portfolios of $2.9 million.
     Gain on land sales were $11.6 million for the twelve months ended December 31, 2009. The gain on land sales for 2009, as compared to the same period in 2008, increased by $6.0 million. The majority of the increase in 2009 is due to the recognition of $3.4 million in prior year deferred gain due to the payoff of seller financing along with an increase in land sales in the current year.
     Income from discontinued operations was $6.5 million for the year ended 2009 as compared to $70.9 million for the same period in 2008. Included in discontinued operations are 10 and 37 properties as of 2009 and 2008, respectively.
About American Realty Investors, Inc.
     American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. We invest in real estate through direct equity ownership and partnerships nationwide. For more information, go to ARL’s web site at www.amrealtytrust.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2009	2008
Revenues:

Rental and other property revenues	$183,657	$177,367

Expenses:
Property operating expenses	107,226	115,473
Depreciation and amortization	30,549	27,051
General and administrative	14,688	16,938
Provision on impairment of notes receivable and real estate assets	44,578	12,417
Advisory fee to affiliate	15,683	15,940

Total operating expenses	212,724	187,819

Operating income (loss)	(29,067)	(10,452)

Other income (expense):
Interest income	9,701	10,876
Other income	4,171	5,213
Mortgage and loan interest	(87,902)	(90,912)
Earnings from unconsolidated subsidiaries and investees	35	(968)
Gain on foreign currency translation	292	(517)
Involuntary Conversion	—	—
Litigation settlement	(1,458)	(875)

Total other expenses	(75.161)	(77,183)

Loss before gain on land sales, non-controlling interest, and taxes	(104,228)	(87,635)
Gain on land sales	11,605	5,584

Loss from continuing operations before tax	(92,623)	(82,051)
Income tax benefit	3,492	38,158

Net loss from continuing operations	(89,131)	(43,893)

Discontinued operations:

Loss from discontinued operations	(142)	(10,552)
Gain on sale of real estate from discontinued operations	10,106	119,572
Income tax expense from discontinued operations	(3,492)	(38,158)

Net income (loss)	(82,659)	26,969
Net income (loss) attributable to non-controlling interests	12,518	(4,335)

Net income (loss) attributable to American Realty Investors, Inc.	(70, 141)	22,634
Preferred dividend requirement	(2,488)	(2,487)

Net income (loss) applicable to common shares	$(72,629)	$20,147

Earnings per share - basic
Loss from continuing operations	$(7.04)	$(4.66)
Discontinued operations	0.58	6.51

Net income (loss) applicable to common shares	$(6.46)	$1.85

Earnings per share - diluted
Loss from continuing operations	$(7.04)	$(4.66)
Discontinued operations	0.58	6.51

Net income (loss) applicable to common shares	$(6.46)	$1.85

Weighted average common share used in computing earnings per share	11,237,066	10,888,833
Weighted average common share used in computing diluted earnings per share	11,237,066	10,888,833

Amounts attributable to American Realty Investors, Inc.
Loss from continuing operations	$(89,131)	$(43,893)
Income from discontinued operations	6,472	70,862

Net income (loss)	$(82,659)	$26,969

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	(dollars in thousands,except share and
	par value amounts)
Assets
Real estate, at cost	$1,718,837	$1,712,506
Real estate held for sale at cost, net of depreciation	5,147	10,333
Real estate subject to sales contracts at cost, net of depreciation	53,341	55,100
Less accumulated depreciation	(195.804)	(164,537)

Total real estate	1,581,521	1,613,402

Notes and interest receivable
Performing	91,872	68,845
Non-performing	3,108	20,032
Less allowance for estimated losses	(11,836)	(11,874)

Total notes and interest receivable	83,144	77,003
Cash and cash equivalents	4,887	6,042
Restricted cash	—	271
Investments in securities	—	2,775
Investments in unconsolidated subsidiaries and investees	13,149	27,113
Other assets	123,353	115,547

Total assets	$1,806,054	$1,842,153

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$1,327,188	$1,311,935
Notes related to assets held-for-sale	5,002	7,722
Notes related to subject to sales contracts	61,886	62,972
Stock-secured notes payable	24,853	14,026
Affiliate payables	20,574	23,018
Accounts payable and other liabilities	155,202	124,902

	1,594,705	1,544,575

Commitments and contingencies:
Shareholders’ equity:
Preferred Stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A, 3,390,913 shires in 2009 and in 2008 (liquidation preference $33,909), including 900,000 shares in 2009 and 2008 held by subsidiaries	4,979	4,979

Common Stock, $.01 par value, authorized 100,000,000 shares; issued 11,874,138 shares in 2009 and in 2008	114	114

Treasury stock at cost; 637,072 shares in 2009 and 2008, which includes 276,972 shares held by TCI (consolidated) as of 2009 and 2008	(5,954)	(5,954)
Paid-in capital	91,081	92,609
Retained earnings	46,971	119,599
Accumulated other comprehensive income	2,186	4,331

Total American Realty Investors, Inc. shareholders’ equity	139,377	215,678

Non-controlling interest	71,972	81,900

Total equity	211,349	297,578

Total liabilities and equity	$1,806,054	$1,842,153